UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2024

ORGENESIS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38416	98-0583166
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation	Number)	Identification No.)

20271 Goldenrod Lane, Germantown, MD 20876

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ORGS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Term Sheet for the Acquisition of MM OS Holdings, L.P. Interests in Octomera LLC

On January 18, 2024, Orgenesis Inc. (the “Company”) entered into a binding Term Sheet with MM OS Holdings L.P. (the “Seller”), an affiliate of Metalmark Capital Partners, for the acquisition by the Company from the Seller of 3,670,324 Class A Preferred Units of the Company’s subsidiary Octomera LLC (“Octomera”), which constitute all of the equity interests of Octomera that are owned by the Seller (the “Acquisition”). In consideration for such Acquisition, the Seller and the Company shall agree to the following consideration (the “Consideration”):

(1)	Monitoring Agreement: The advisory services and monitoring agreement between Octomera and Metalmark Management II LLC shall be terminated as of the closing of the Acquisition (the “Closing”), and all unpaid amounts as of the Closing shall be deemed cancelled.
(2)	Seller Loans: The outstanding loans payable from Orgenesis Maryland LLC to Seller shall be amended and extended in a mutually agreeable manner to reflect a maturity of 10 years from the Closing, with extensions as mutually agreed and the maturity to be accelerated upon a change of control of Octomera or the Company.
(3)	Royalty: 5% of Net Revenue of the Business of Octomera excluding revenues of Orgenesis Gmbh and Tissue Genesis International LLC (“Excluded Assets”) for a period of four years from the Closing (as defined in the original agreements). At the option of the Company, at any point during such four year period, the Company may buy out the remaining royalty stream for $40 million of consideration consisting of cash and/or equity in a ratio determined by the Company.
(4)	Milestone: If the Company sells Octomera within five years from the date of the Closing at a price that is more than $40 million excluding consideration for Excluded Assets, the Company shall pay the Seller 5% of the net proceeds. If there is a change of control of the Company within five years from Closing, and the portion of the purchase price allocable to Octomera excluding consideration for Excluded Assets is more than $40 million, the Company shall pay the Seller 5% of the net proceeds allocable to Octomera. The allocation of purchase price for purposes of this milestone payment shall be done in good faith by the Company and subject to standard dispute resolutions between the parties.
(5)	Ownership Claims. Seller will settle all outstanding ownership claims of Octomera (e.g. Octomera options granted to any services providers), such that at Closing, the entire equity and ownership interests of Octomera will belong to the Company.

The Seller members of the Board of Managers of Octomera shall resign after execution of the Term Sheet (and in any event, prior to Closing) and the Octomera LLC operating agreement shall be revised and amended to provide for a single member LLC.

Upon execution of the Term Sheet, the parties agreed to promptly negotiate, in good faith, the terms of definitive agreements in connection with such Term Sheet in order to consummate the Acquisition.

Upon Closing, Octomera shall assume and, within 90 days of Closing, pay Seller’s reasonable legal expenses associated with the transaction contemplated by the Term Sheet, up to a cap of $300,000.

The foregoing summary of the Term Sheet does not purport to be complete and is subject to, and qualified in its entirety by, such document attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Term Sheet, dated as of January 18, 2024, between the Company and MM OS Holdings L.P.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

Date: January 24, 2024	By:	/s/ Victor Miller
Victor Miller
Chief Financial Officer, Treasurer and
Secretary